News Release

For Immediate Release	For Further Information, Contact:
July 3, 2007	George Lancaster, Hines 713/966-7676 George_lancaster@hines.com

HINES REIT ACQUIRES FIFTH & BELL IN SEATTLE

(SEATTLE, WASHINGTON) – The Seattle office of Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) has acquired Fifth & Bell, a Class A office building located on 5th Avenue between Bell and Battery Streets in Seattle’s dynamic north Central Business District. The building was purchased from Touchstone Seattle Venture II, which was represented by Pacific Real Estate Partners, Inc. (PREP). Hines represented Hines REIT in the transaction. Hines is the sponsor of Hines REIT, and is responsible for the management and leasing of its assets.

Completed in 2002, the six-story property consists of 197,135 rentable square feet of office space and street-level retail. Designed by Washington-based architecture firm Collins Woerman, Fifth & Bell features a brick façade accented with a distinctive glass entryway with brushed metal accents, interior finishes and highly efficient floor plates and building systems. The asset also has a fifth-floor deck with panoramic views of Lake Union, Elliot Bay and the downtown skyline. A three–level, subterranean parking garage within the building contains approximately 200 parking spaces. The property is 83 percent leased to tenants including Philips Electronics N.A., Edelman Worldwide, and West Travel, Inc. (Cruise West).

“We believe Fifth & Bell is an excellent acquisition for our portfolio,” said Hines Senior Vice President Colin Shepherd. “Taking into consideration the quality of the structure, and its superb location and tenant base, Fifth & Bell is another exceptional addition to our Seattle holdings.”

“We are very pleased to make another investment in Seattle, especially with Fifth and Bell’s superior location in Seattle’s lively north Central Business District,” said Charles Hazen, president of Hines REIT. “The property’s immediate neighborhood is experiencing dynamic growth that includes high-end residential and mixed-use projects that will further enhance the area’s progression into a live-work location.”

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 33 office properties located in 18 cities throughout the United States and one mixed-use office and retail complex in Toronto, Canada. For additional information about Hines REIT, please see www.hinesreit.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 50 years. With offices in 67 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $16 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” section of Hines REIT’s Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.